Exhibit 99.1

Vital Farms Reports Third Quarter 2020 Financial Results

Net Revenue Increased to $53.4 Million, up 57% Year-Over-Year

Gross Profit of $18.4 Million, Gross Margin up over 300 Basis Points Year-Over-Year

Net Income of $1.7 Million, Compared to $0.8 Million Last Year

Adjusted EBITDA of $3.7 Million, Compared to $1.9 Million Last Year

AUSTIN, TX – November 10, 2020 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced pasture-raised foods nationwide, today reported financial results for its third quarter ended September 27, 2020.

“We are pleased to report strong third quarter results including continued growth in the number of households choosing our products and consumers making repeat purchases, both of which were driven in part by sustained at-home consumption trends as a result of COVID-19,” said Russell Diez-Canseco, President and Chief Executive Officer, Vital Farms. “Looking ahead, we remain focused on building a trusted ethical food brand and executing our growth strategy to further increase our household penetration and presence in retail as well as ongoing product innovation. Our strategy is underpinned by an unwavering commitment to prioritizing our stakeholders who have worked tirelessly throughout the pandemic including our small family farm partners, dedicated crew members, and the communities in which we operate. Vital Farms serves a robust market, and we believe our premium brand is strategic and valuable for retailers as more consumers are seeking ethically produced foods.”

For the Three Months Ended September 27, 2020

Net revenue increased 57% to $53.4 million in the third quarter of 2020 compared to $34.1 million in the third quarter of 2019. Growth in net revenue in the third quarter of 2020 was driven primarily by volume increases to our distributors, including as a result of the stay-at-home trends associated with COVID-19, whereby consumers increased their purchases of eggs and butter, a higher turnover rate of sales to our retail customers, and new distribution at new and existing customers. The increase was partially offset by sales incentives offered to customers in connection with egg and butter sales.

Gross profit was $18.4 million, or 34.4% of net revenue, in the third quarter of 2020, compared to $10.6 million, or 31.1% of net revenue, in the prior year period. The increases were primarily due to higher net sales, with a portion of the increase in gross margin also attributable to lower material costs for eggs and butter and volume leverage over direct labor and overhead costs.

Income from operations in the third quarter of 2020 was $2.4 million compared to $1.2 million in the third quarter of the prior year.

Net income was $1.7 million in the third quarter of 2020 compared to $0.8 million in the prior year period.

Net income per diluted share increased 100.0% to $0.04 compared to $0.02 per diluted share in the prior year quarter.

Adjusted EBITDA, was $3.7 million in the third quarter of 2020 compared to $1.9 million in the third quarter of 2019, primarily driven by volume increases to our distributors, expanded gross margin as well as leverage over fixed operating costs. The increase was partially offset by an increase in SG&A due to increased overall headcount to support our operations and an increase in professional fees and commercial insurance costs due in part to being a newly public company. Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures,” and is reconciled to net income, its closest comparable GAAP measure, at the end of this release

Jason Dale, Chief Financial Officer and Chief Operating Officer commented, “We are pleased with our strong results this quarter. As we look ahead at the robust market for ethically produced food, including food produced from humanely-raised animals, we believe we have a unique opportunity at Vital Farms to achieve strong growth today and for many years to come.”

Balance Sheet and Cash Flow Highlights

The Company’s cash and cash equivalents were $112.6 million as of September 27, 2020 and total outstanding debt was $7.6 million. Net cash provided by operating activities was $15.0 million in the 39-weeks ended September 27, 2020, compared to $0.1 million during the prior year period.

Capital expenditures totaled $6.7 million for the 39-weeks ended September 27, 2020 compared to $3.0 million in the prior year period.

Update on COVID-19 and Fiscal 2020 Outlook

The Company’s guidance continues to assume that there are no additional, significant disruptions to the supply chain, its customers or consumers, including any issues from adverse macroeconomic factors. In addition, the Company’s guidance reflects the expectation that in the back half of the year, the Company will continue to see elevated demand due to the stay-at-home trends associated with COVID-19, and will continue to allocate demand against the available shell egg supply. Given the uncertainty regarding the ultimate duration, magnitude and effects of the COVID-19 pandemic, we do not have certainty that these trends will continue.

•	For the full year 2020, management expects net revenue between $210 to $214 million, an increase of greater than 49% compared to 2019.
•	Adjusted EBITDA is anticipated to be in the range of $16 to $18 million.

The Company cannot provide a reconciliation between its forecasted Adjusted EBITDA and net revenue metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 8:30 a.m. ET today to discuss the results. The live conference call webcast can be accessed on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events.” The webcast will be also be archived.

About Vital Farms

Vital Farms, a Certified B Corporation, offers a range of ethically produced pasture-raised foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is the leading U.S. brand of pasture-raised eggs and butter by retail dollar sales. Vital Farms' ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware Public Benefit Corporation, Vital Farms also prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms' pasture-raised products, including shell eggs, butter, hard-boiled eggs, ghee, Egg Bites and liquid whole eggs, are sold in approximately 16,000 stores nationwide.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ future financial performance, including our outlook for fiscal year 2020. These forward-looking statements are based on Vital Farms’ current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Vital Farms’ actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of the current COVID-19 pandemic, or of other global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) our expectations regarding our revenue, expenses and other operating results; (3) our ability to acquire new customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers; (5) our ability to sustain or increase our profitability; (6) our ability to procure sufficient high quality eggs, butter and other raw materials; (7) real or perceived quality with our products or other issues that adversely affect our brand and reputation; (8) changes in the tastes and preferences of our consumers; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and foodservice customers, as well as the health of the foodservice industry generally; (10) real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (11) the ability of our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (12) future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (13) the costs and success of our marketing efforts, and our ability to promote our brand; (14) our reliance on key personnel and our ability to identify, recruit and retain skilled personnel; (15) our ability to effectively manage our growth; (16) our focus on a specific public benefit purpose and producing a positive effect for society may negatively influence our financial performance; (17) our ability to compete effectively with existing competitors and new market entrants; (18) the impact of adverse economic conditions; (19) the sufficiency of our cash to meet our liquidity needs and service our indebtedness; (20) seasonality; and (21) the growth rates of the markets in which we compete.

These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2020 and other filings and reports that we may file from time to time with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements except as required by law.

Contacts:

Media:

Nisha Devarajan

Nisha.Devarajan@vitalfarms.com

Investors:

Ashley DeSimone

Ashley.DeSimone@icrinc.com

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net revenue	$53,367	$34,082	$160,287	$99,312
Cost of goods sold	35,017	23,484	103,384	66,208
Gross profit	18,350	10,598	56,903	33,104
Operating expenses:
Selling, general and administrative	12,185	7,069	31,832	16,991
Shipping and distribution	3,752	2,345	10,693	6,757
Total operating expenses	15,937	9,414	42,525	23,748
Income from operations	2,413	1,184	14,378	9,356
Other (expense) income, net:
Interest expense	(110)	(85)	(365)	(250)
Other (expense) income, net	(21)	47	(182)	1,369
Total other (expense) income, net	(131)	(38)	(547)	1,119
Net income before income taxes	2,282	1,146	13,831	10,475
Provision for income taxes	620	323	4,300	2,839
Net income	1,662	823	9,531	7,636
Less: Net (loss) income attributable to noncontrolling interests	(15)	(6)	(54)	950
Net income attributable to Vital Farms, Inc. common stockholders	$1,677	$829	$9,585	$6,686
Net income per share attributable to Vital Farms, Inc. stockholders:
Basic:	$0.05	$0.03	$0.33	$0.26
Diluted:	$0.04	$0.02	$0.29	$0.18
Weighted average common shares outstanding:
Basic:	34,044,994	25,929,923	28,664,914	26,197,567
Diluted:	39,111,018	37,472,406	33,275,902	36,959,507

VITAL FARMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	September 27, 2020	December 29, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,619	$1,274
Accounts receivable, net	17,551	16,108
Inventories	11,728	12,947
Income taxes receivable	322	1,615
Prepaid expenses and other current assets	3,681	2,706
Total current assets	145,901	34,650
Property, plant and equipment, net	27,692	22,458
Notes receivable from related party	—	831
Goodwill	3,858	3,858
Deposits and other assets	142	151
Total assets	$177,593	$61,948
Liabilities, Redeemable Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,052	$13,510
Accrued liabilities	7,933	8,608
Current portion of long-term debt	1,104	2,160
Lease obligation, current	465	449
Contingent consideration, current	138	270
Income taxes payable	364	—
Total current liabilities	26,056	24,997
Long-term debt, net of current portion	6,480	2,896
Lease obligation, net of current portion	447	797
Contingent consideration, non-current	32	382
Deferred tax liabilities, net	2,137	755
Other liability, non-current	422	272
Total liabilities	35,574	30,099
Commitments and contingencies (Note 15)
Redeemable noncontrolling interest	175	175
Redeemable convertible preferred stock (Series B, Series C and Series D), $0.0001 par value per share; 0 and 8,192,876 shares authorized, issued, and outstanding as of September 27, 2020 (unaudited) and December 29, 2019; aggregate liquidation preference of $0 and $40,436 as of September 27, 2020 (unaudited) and December 29, 2019	—	23,036
Stockholders’ equity:
Common stock, $0.0001 par value per share, 310,000,000 and 40,348,565 shares authorized as of September 27, 2020 (unaudited) and December 29, 2019; 39,432,161 and 31,429,898 shares issued as of September 27, 2020 (unaudited) and December 29, 2019, respectively; 39,432,161 and 25,934,980 shares outstanding as of September 27, 2020 (unaudited) and December 29, 2019, respectively	5	3
Treasury stock, at cost, 5,494,918 common shares as of September 27, 2020 (unaudited) and December 29, 2019	(16,276)	(16,276)
Additional paid-in capital	143,265	19,593
Retained earnings	14,825	5,239
Total stockholders’ equity attributable to Vital Farms, Inc. stockholders	141,819	8,559
Noncontrolling interests	25	79
Total stockholders’ equity	$141,844	$8,638
Total liabilities, redeemable noncontrolling interest, redeemable convertible preferred stock and stockholders’ equity	$177,593	$61,948

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	39-Weeks Ended
	September 27, 2020	September 29, 2019
Cash flows provided by operating activities:
Net income	$9,531	$7,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,568	1,119
Non-cash interest expense	5	16
Bad debt recovery	(63)	—
Inventory provisions	155	(137)
Change in fair value of contingent consideration	(342)	53
Stock-based compensation expense	1,481	576
Loss on write-off of construction in progress	259	—
Deferred taxes	1,382	—
Non-cash interest income	(14)	(106)
Changes in operating assets and liabilities:
Accounts receivable	(1,380)	(3,320)
Inventories	1,063	(9,481)
Income taxes receivable	1,293	—
Income taxes payable	364	660
Prepaid expenses and other current assets	(1,970)	42
Deposits and other assets	11	77
Accounts payable	2,207	1,928
Accrued liabilities and other liabilities	(507)	1,039
Net cash provided by operating activities	$15,043	$102
Cash flows used in investing activities:
Purchases of property, plant and equipment	(6,728)	(3,089)
Notes receivable provided to related parties	—	(4,000)
Repayment of notes receivable provided to related parties	846	—
Net cash used in investing activities	$(5,882)	$(7,089)
Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock pursuant to the initial public offering, net of issuance costs	99,671	—
Proceeds from borrowings under term loan	5,000	—
Proceeds from borrowings under equipment loan	1,461	—
Proceeds from Paycheck Protection Program loan	2,593	—
Proceeds from issuance of common stock, net of issuance costs	—	14,097
Repayment of revolving line of credit	(1,325)	—
Repayment of equipment loan	(2,015)	—
Repayment of term loan	(618)	(503)
Repayment of Paycheck Protection Program loan	(2,593)	—
Repurchase of common stock	—	(14,289)
Payment of contingent consideration	(140)	(322)
Principal payments under finance lease obligation	(335)	(319)
Proceeds from exercise of stock options	203	218
Proceeds from exercise of warrant	282	—
Net cash provided by (used in) financing activities	$102,184	$(1,118)
Net increase in cash and cash equivalents	$111,345	$(8,105)
Cash and cash equivalents at beginning of the period	1,274	11,815
Cash and cash equivalents at end of the period	$112,619	$3,710
Supplemental disclosure of cash flow information:
Cash paid for interest	$358	$265
Cash paid for income taxes	$1,150	$2,056
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment included in accounts payable and accrued liabilities	$331	$122

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance.

We calculate Adjusted EBITDA as net income, adjusted to exclude: (1) depreciation and amortization; (2) provision for income taxes; (3) stock-based compensation expense; (4) interest expense; (5) interest income; (6) change in fair value of contingent consideration; and (7) net litigation settlement gain.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of stock-based compensation expense, (4) it does not reflect other non-operating expenses, including interest expense, (5) it does not consider the impact of any contingent consideration liability valuation adjustments and (6) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP, for the quarters presented:

	13-Weeks Ended		39-Weeks Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
	(in thousands)
Net income	$1,662	$823	$9,531	$7,636
Depreciation and amortization	614	370	1,568	1,119
Provision for income tax	620	323	4,300	2,839
Stock-based compensation expense	737	290	1,481	576
Interest expense	110	85	365	250
Change in fair value of contingent consideration (1)	8	15	(342)	53
Interest income	(10)	(45)	(24)	(140)
Net litigation settlement gain (2)	—	—	(20)	(1,200)
Adjusted EBITDA	$3,741	$1,861	$16,859	$11,133

(1)	Amount reflects the change in fair value of a contingent consideration liability in connection with our 2014 acquisition of certain assets of Heartland Eggs
(2)	For the 39-week period ended September 29, 2019, amount reflects a gain in connection with the settlement of the Ovabrite lawsuit.